EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: David Humphrey	Media Contact: Kathy Fieweger
Title: Vice President — Investor Relations	Phone: 479-719-4358
Phone: 479-785-6200	Email: kfieweger@arcb.com
Email: dhumphrey@arcb.com

ArcBest Corporation® to Implement New Corporate Structure to Better Serve Customers

•                  Sales, pricing, customer service, marketing and capacity sourcing functions to be unified under ArcBest effective January 1, 2017

•                  ABF Logistics, ABF Moving and Panther to consolidate as a single asset-light logistics operation under ArcBest

•                  Most logistics services to be marketed as ArcBest, with ABF Freight continuing to represent full array of LTL services and Panther representing best-in-class ground expedite services

•                  Annualized pre-tax operating expense savings estimate of approximately $15 million

•                  Company expects to recognize a charge of approximately $9 million, or $0.22 per diluted share after-tax, in fourth quarter 2016 and approximately $1 million, or $0.03 per diluted share after-tax, in first quarter 2017

FORT SMITH, Arkansas, November 3, 2016 — ArcBest Corporation® (Nasdaq: ARCB) Chairman, President and CEO Judy R. McReynolds today made the following internal announcement to employees about a new ArcBest corporate structure to be implemented starting January 1, 2017.

The text of the announcement is as follows:

Today is an exciting day as we announce a significant advancement in the way we do business at ArcBest. Shippers have many choices for logistics services, and we must differentiate ArcBest from the crowded field of competitors by providing the full array of solutions they want along with an industry-leading customer experience. Our customers are asking us to do this, and we are responding.

In order to fully realize our strategy to operate as one logistics company, we are realigning our company’s structure and focusing our go-to-market approach under the ArcBest brand. Some changes will be effective immediately, while others will evolve over time.

Most logistics services will be branded simply as ArcBest starting January 1, 2017, as we more loudly trumpet the ArcBest brand identity as one logistics enterprise with creative problem solvers who have The Skill and The Will to deliver integrated logistics solutions. We will still offer a full array of asset-based less-than-truckload services under the ABF Freight brand, and best-in-class ground expedited services under the Panther brand.

In addition, this comprehensive initiative involves other important customer-facing actions. Those include formation of:

•                  A unified sales structure under ArcBest

•                  A combination of ABF Logistics, ABF Moving and Panther into a new asset-light logistics operation

•                  A unified approach to pricing, customer service, marketing and capacity sourcing, and

•                  Consolidation of training and quality awareness under ArcBest human resources.

This matters because we will now make even more progress in our mission to provide the best possible customer experience with a more unified view of the customer. This structure will enable us to better serve customers, grow revenue, and eliminate duplicative costs and inefficiencies in order to improve margins and overall profitability.

In our new structure, Tim Thorne remains President of ABF Freight, reporting to me and continuing to operate the excellent less-than-truckload service that has been the bedrock of our company.

FleetNet America, ArcBest’s vehicle maintenance and repair company led by Gary Cummings, will continue to serve its commercial carrier and private fleet customers and is not affected by this realignment.

The leadership structures of other functions including finance, legal, human resources and technology & innovation also remain the same, reporting directly to me.

Structural and leadership changes designed to enhance customer experience include the following:

SALES — ABF Freight field sales, ABF Logistics sales and Panther territory and vertical sales personnel will all be combined into a unified ArcBest Sales team led by Dave Darter, Chief Sales Officer, reporting to me. Dave, who is passionate about our unique ability to sell a broad array of services, has a long history in the field at ABF Freight starting in 1985, successfully selling to clients of all kinds. Dave will work to drive revenue growth and account development across all offerings, providing our already strong sales organization with a unified leadership structure.

ASSET-LIGHT OPERATIONS — Jim Ingram, Chief Operating Officer, Asset-light Logistics, will have operations responsibility for a newly combined asset-light operation, including Panther, reporting to me. Our moving business will be part of this unified asset-light group. Jim has worked with me on the strategy to develop many of the diversified asset-light services that we now offer, and was involved in starting the U-Pack business, which has been very successful for our company. Jim’s experience will be instrumental ensuring the asset-light operations perform at the highest level. As part of this transition, Lou Schneeberger, current Panther President & CEO, will be retiring.

Ed Wadel, EVP, Asset-light — Expedited Services & Capacity, has played a key role over the last two decades in building and leading Panther’s technology and operations. He will oversee the ground expedite service and all outside capacity sourcing and vendor relationship management from the Medina, Ohio, campus, reporting to Jim Ingram. Aligning management of all external capacity relationships under Ed’s leadership will help us build a seamless customer experience.

YIELD MANAGEMENT — A unified yield management function for ArcBest will be led by Danny Loe, Chief Yield Officer, also reporting to me. Danny, whose experience includes leading yield management at ABF Freight, has been instrumental in leading the ArcBest Enterprise Solutions team over the last few years, providing better solutions for customers in the integrated fashion they desire. The success of this effort gives me a great deal of confidence that our new market approach will succeed. Going forward, the Enterprise Solutions responsibilities will be integrated among ArcBest yield management, customer service and other functions.

CUSTOMER SERVICE — Our excellent customer service personnel have always been a differentiator for us and we must take that to the next level with a more integrated approach. This group will be realigned into a single organization under the leadership of Steven Leonard, VP — Customer Solutions, reporting to Jim Ingram. Steven, whose many years of experience in leading customer-facing and operational teams give him a unique perspective, will be working to seamlessly connect our customers to the solutions they need every day.

MARKETING & CUSTOMER EXPERIENCE — As we look to enhance customer experience and improve our total view of the customer, there will be a new Customer Experience function at ArcBest led by Dennis Anderson, Chief Customer Experience Officer, reporting to me. Our marketing efforts will also be consolidated into a single organization led by Dennis, focusing on building awareness for the ArcBest brand, which was unveiled in 2014 and has been well received. Dennis will remain responsible for corporate strategy as well.

Various other departments and functions will be realigned to support this comprehensive operating model refinement. There will be some job losses associated with these actions communicated today, which I recognize are difficult, but necessary, for us to take our organization to an enhanced level of customer experience.

Later today and in the coming weeks and months, you’ll be hearing more about the changes we are making to structures, systems and processes and your role in making ArcBest the best logistics enterprise we can be.

Thank you,

Judy

Financial Information

Reportable financial segments will also be aligned with the new structure.  Under this new organization as more fully outlined in the previous paragraphs, the company expects to report as follows: Asset-Based Operations, which consists of ABF Freight; Asset-Light Operations, which consists of ArcBest and FleetNet America; and Other and eliminations.

The new structure will require the difficult but necessary elimination of approximately 130 employees at the company and subsidiaries. The improved organizational structure, along with the consolidation of certain systems and facilities and other cost saving actions produce an estimated pre-tax annualized operating expense savings of $15 million, generally split evenly between our asset-based and asset-light operations.

As a result of the restructuring, the company expects to record a reorganization charge, the majority of which is non-cash, for impairment of software, contract and lease terminations and severance totaling approximately $9 million, or $0.22 per diluted share after-tax, in the fourth quarter of 2016 and an estimated $1 million, or $0.03 per diluted share after-tax in the first quarter of 2017.

Conference Call

ArcBest Corporation will host a conference call with company executives to discuss the 2016 third quarter results and the new corporate structure. The call will be today, Thursday, November 3, at 9:30 a.m. ET (8:30 a.m. CT). Interested parties are invited to listen by calling (888) 221-6234. Following the call, a recorded playback will be available through the end of the day on December 15, 2016. To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers). The conference call ID for the playback is 21819577. The conference call and playback can also be accessed, through December 15, 2016, on ArcBest’s website at arcb.com.

About ArcBest

ArcBest Corporation® (Nasdaq: ARCB) solves complex logistics and transportation challenges. Our companies and brands — ABF Freight®, ABF Logistics®, Panther Premium Logistics®, FleetNet America®, U-Pack® and ArcBest Technologies — apply the skill and the will with every shipment and supply chain solution, household move or vehicle repair. ArcBest finds a way.

For more information, visit arcb.com, abf.com, pantherpremium.com, fleetnetamerica.com and upack.com. ArcBest Corporation®. The Skill & The Will®.

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These forward-looking statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer plans; competitive initiatives and pricing pressures; governmental regulations; environmental laws and regulations, including emissions-control regulations; the cost, integration, and performance of any future acquisitions; relationships with employees, including unions, and our ability to attract and retain employees and/or independent owner operators; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; potential impairment of goodwill and intangible assets; availability and cost of reliable third-party services; litigation or claims asserted against us; self-insurance claims and insurance premium costs; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance and fuel and related taxes; the loss of key employees or the inability to execute succession planning strategies; the impact of our brands and corporate reputation; the cost, timing, and performance of growth initiatives; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; and other financial, operational, and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission (“SEC”) public filings.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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